Exhibit 5.1

[Letterhead of Andrews Kurth LLP]

August 26, 2009

Flotek Industries, Inc.

2930 W. Sam Houston Pkwy N., Suite 300

Houston, Texas 77043

Ladies and Gentlemen:

We have acted as counsel to Flotek Industries, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the selling stockholders named in the Registration Statement of up to an aggregate of 7,697,384 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes 5,217,384 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of outstanding shares of preferred stock (the “Preferred Stock”) held by the selling stockholders and 2,480,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants (the “Warrants”) held by the selling stockholders.

As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company, as amended to date; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Shares have been duly authorized, (ii) when issued by the Company upon conversion of the Preferred Stock in accordance with the terms of the certificate of designations governing such Preferred Stock, the Conversion Shares will be validly issued, fully paid and non-assessable, and (iii) when issued by the Company against payment therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

Flotek Industries, Inc.

August 26, 2009

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). For purposes of this opinion, we assume that the Conversion Shares and the Warrant Shares will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Andrews Kurth LLP